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                            EXHIBIT 12 TO FORM 10-K

                           UMB FINANCIAL CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                       YEAR ENDED DECEMBER 31,
                                                      --------------------------------------------------------
                                                        1994        1993        1992        1991        1990
                                                        ----        ----        ----        ----        ----
                                                                     (DOLLARS IN THOUSANDS)
Income before income taxes and change in
 accounting principle..............................   $ 70,399    $ 61,249    $ 55,115    $ 53,395    $ 48,336
Add
 Portion of rents representative of the interest
  factor...........................................        840         977         807         715         689
 Interest on indebtedness other than deposits......     29,106      20,591      20,763      29,540      28,636
 Amortization of debt expense......................         48          51          --          --          --
                                                      --------    --------    --------    --------    --------
Income as adjusted excluding interest on
 deposits..........................................   $100,393    $ 82,868    $ 76,685    $ 83,650    $ 77,661
Add interest on deposits...........................    106,958      99,127     103,023     142,137     168,171
                                                      --------    --------    --------    --------    --------
Income as adjusted including interest on
 deposits..........................................   $207,351    $181,995    $179,708    $225,787    $245,832
                                                      ========    ========    ========    ========    ========
Fixed charges:
 Interest on indebtedness other than deposits......   $ 29,106    $ 20,591    $ 20,763    $ 29,540    $ 28,636
 Portion of rents representative of the interest
  factor...........................................        840         977         807         715         689
 Amortization of debt expense......................         48          51          --          --          --
                                                      --------    --------    --------    --------    --------
Fixed charges excluding interest on deposits.......   $ 29,994    $ 21,619    $ 21,570    $ 30,255    $ 29,325
Interest on deposits...............................    106,958      99,127     103,023     142,137     168,171
                                                      --------    --------    --------    --------    --------
Fixed charges including interest on deposits.......   $136,952    $120,746    $124,593    $172,392    $197,496
                                                      ========    ========    ========    ========    ========
Ratio of earnings to fixed charges
 Excluding interest on deposits....................       3.35        3.83        3.56        2.76        2.65
                                                          ====        ====        ====        ====        ====
 Including interest on deposits....................       1.51        1.51        1.44        1.31        1.24
                                                          ====        ====        ====        ====        ====
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